EXHIBIT 99.1

Salt Lake City, Utah - In the fourth quarter (4Q) of 2005, Utah Medical Products, Inc.’s (Nasdaq: UTMD) consolidated sales were up 10%, gross profits up 14%, operating profits up 22%, net income up 36% and earnings per share (eps) up 45%, compared to 4Q 2004.

The increase in sales and gross profits reflected improved activity in UTMD’s organic business after a favorable conclusion of the trial with the Food & Drug Administration (FDA), and a favorable 4Q 2005 to 4Q 2004 comparison due to the loyalty discount given customers in 4Q 2004, but not in 4Q 2005. 4Q 2005 sales were up 7% excluding the discount provided in 4Q 2004 to encourage customers to remain with UTMD during its defense of FDA allegations which have now been dismissed on all counts. Operating profits were up substantially because the Company’s operating expenses, which included the expenses associated with the FDA lawsuit, were only $94,000 higher in 4Q 2005 compared with 4Q 2004, allowing most of the gains achieved in gross profits to translate to operating income.

4Q 2005 net income was up dramatically because the substantial improvement in operating income, enhanced by slightly higher non-operating income, was taxed at a substantially lower income tax provision. The income tax provision in 4Q 2005 was 23.4% of income before tax (EBT), compared to 32.4% in 4Q 2004. The lower income tax provision resulted primarily from The American Jobs Creation Act of 2004 (the Act) enacted in October 2004. The Act allows a temporary tax deduction on accumulated foreign earnings repatriated in 2005 resulting in a permanent deferred tax liability adjustment related to foreign earnings in prior years, as well as a domestic tax deduction on manufacturing related income. The 45% increase in 4Q 2005 earnings per share (eps) resulted from all of the above factors plus a continued reduction in outstanding shares as a result of open market share repurchases.

Comparing year 2005 financial results with 2004, sales and gross profits were both up 5%, but operating profits, net income and eps were down, 40%, 26% and 18%, respectively. In 1Q 2004, UTMD recognized $5,710,000 (net damages) in operating income from patent infringement damages net of related expenses, which did not recur in 2005. In 2004, this was reported as non-operating income. In 2005, UTMD reclassified the patent infringement damages received in 1Q 2004 as part of its operating income. Another significant difference between 2005 and 2004 results was the amount of litigation expense included in operating expenses, which was $1,627,060 and $830,000, respectively. Subtracting the net damages from 2004 operating income prior to litigation costs, and comparing to 2005 operating income prior to litigation costs, yields a 4% increase. The major tax benefit obtained in 2005 from the Act virtually offset the higher litigation expenses, allowing 2005 eps to be approximately the same as without the expense of the FDA lawsuit and the one-time benefit of the Act.

Because of the Act, UTMD was able to repatriate Ireland subsidiary earnings generated since the 1996 inception of its Ireland operations, resulting in a net savings of about $1,000,000 after all expenses associated with the repatriation. One of those expenses is the present and future estimated interest cost associated with the loan undertaken by subsidiary UTMD, Ltd. in Ireland in order to repatriate its accrued earnings to the U.S. The appearance of a note payable on UTMD’s balance sheet is the loan balance in Ireland required to facilitate repatriation of the accumulated earnings. UTMD estimates that this loan will be repaid by funds generated in Ireland in about five years.

According to CEO Kevin Cornwell,
“We are pleased with achieving the $1.80 eps which we had projected in April. Setting aside the unusual events of the patent infringement damages received in 1Q 2004, the one-time tax savings in 2005 and the expenses of the FDA lawsuit, UTMD’s operating performance comparisons with the prior year are positive, and remain on a consistent upward slope. The excellent 2005 results are due to the dedication and determination of our employees, and the continued recognition of many clinicians of the quality and value of our products to the public health. We look forward to focusing on managing and growing our business in 2006, allowing continued excellent shareholder returns.”
Financial ratios which may be of interest to shareholders follow:
1)	Current Ratio = 8.1
2)	Days in Accounts Receivable (based on 4Q sales activity) = 45
3)	Average Inventory Turns (based on 4Q CGS) = 3.8
4)	2005 ROE = 22%

UTMD=s dilution from unexercised option shares added to actual weighted average outstanding shares for purposes of calculating diluted eps was 246,300 in 4Q 2005 compared to 223,300 in 4Q 2004, and 230,200 in year 2005 compared to 276,100 in 2004. The actual number of outstanding shares at the end of 2005 was 3,856,340 which included 4Q employee/director option exercises of 123,400 shares and 4Q share repurchases of 73,500. In 4Q 2005, UTMD repurchased 73,500 shares in the open market at an average cost including commissions of $28.58 per share. The total number of outstanding unexercised options at December 31, 2005 was 548,600 shares at an average exercise price of $13.89/ share, including shares awarded but not vested. This compares to 755,500 option shares outstanding at the end of 2004.

Investors are cautioned that this press release may contain forward looking statements and that actual events may differ from those projected. Risk factors that could cause results to differ materially from those projected include market acceptance of products, timing of regulatory approval of new products, regulatory intervention in current operations, the Company’s ability to efficiently manufacture, market, and sell its products, among other factors that have been outlined in UTMD=s public disclosure filings with the SEC. The SEC Form 10-K for 2005 will be filed with the SEC by March 16.

Utah Medical Products, Inc., with particular interest in health care for women and their babies, develops, manufactures, assembles and markets a broad range of disposable and reusable specialty medical devices designed for better health outcomes for patients and their care-providers. For more information about Utah Medical Products, Inc., visit UTMD=s website at www.utahmed.com.

Utah Medical Products, Inc.

INCOME STATEMENT, Fourth Quarter (3 months ended December 31)
(in thousands except earnings per share):
	4Q 2005	4Q 2004	Percent Change
Net Sales	$7,011	$6,372	+10.0%
Gross Profit	3,983	3,503	+13.7%
Operating Income	2,177	1,791	+21.5%
Income Before Tax	2,483	2,067	+20.1%
Net Income	1,903	1,397	+36.2%
Earnings Per Share	$0.463	$.319	+45.3%
Shares Outstanding (diluted)	4,109	4,385

INCOME STATEMENT, Year (12 months ended December 31)
(in thousands except earnings per share):
	2005	2004	Percent Change
Net Sales	$27,692	$26,485	+4.6%
Gross Profit	15,753	15,066	+4.6%
Operating Income	9,237	15,320	(39.7%	)
Income Before Tax	10,214	16,117	(36.6%	)
Net Income	7,547	10,220	(26.2%	)
Earnings Per Share	$1.800	$2.186	(17.7%	)
Shares Outstanding (diluted)	4,192	4,675

BALANCE SHEET
(in thousands)	(audited) DEC 31, 2005	(unaudited) SEP 30, 2005	(audited) DEC 31, 2004
Assets
Cash & Investments	$17,453	$13,580	$16,928
Receivables, Net	4,418	3,467	3,730
Inventories	3,305	3,117	2,859
Other Current Assets	596	923	1,013
Total Current Assets	25,772	21,087	24,530
Property & Equipment, Net	8,160	8,301	9,058
Intangible Assets, Net	7,624	7,637	7,674
Deferred Income Taxes, Long Term	86	0	0
Total Assets	$41,642	$37,025	$41,262

Liabilities & Shareholders’ Equity
Total Current Liabilities	$3,175	$3,169	$4,336
Note Payable	5,336	0	0
Deferred Income Taxes	274	316	769
Stockholders’ Equity	32,857	33,540	36,157
Total Liabilities & Shareholders’ Equity	$41,642	$37,025	$41,262